EFactor Group Corp. Acquires GroupCard, B.V.

SAN FRANCISCO, CA. – July 10, 2014 – EFactor Group Corp. (OTCQB: EFCT) (“EFactor Group Corp.” or “the Company"), the owner of a group of entrepreneur-focused service companies and EFactor.com, a niche social network providing content and resources for entrepreneurs worldwide, today announced the acquisition of GroupCard, B.V. (“GroupCard”).

GroupCard is a marketing and communication firm founded in 2010 with the goal of helping local sporting clubs and associations create additional revenue streams.   Leveraging strong connections and following between local sporting clubs and the sponsors who support such teams, GroupCard encourages fan spending and loyalty of select and participating sponsors.  GroupCard is activating these communities via websites, e-mail marketing, apps, posters, flyers and in-store advertising and then compensating local clubs for the frequency of GroupCard use.   In addition to the value of GroupCard’s own operations, EFactor Group Corp. believes GroupCard’s infrastructure will be invaluable in implementing a similar loyalty program for EFactor.com members.

GroupCard’s unaudited financial statements for the twelve month period ended December 31, 2013 reflected revenue of approximately $100,000.  For the three months ended March 31, 2014, GroupCard’s revenues were approximately $35,000. EFactor Group Corp. acquired 100% ownership of GroupCard in consideration for EFactor Group Corp. shares equaling approximately $2.25 million and additional shares upon GroupCard meeting certain membership milestones.

“We have wanted for some time to create a membership card and loyalty program for our members and GroupCard gives us the tools we need to do so,” said Adrie Reinders, CEO of EFactor Group Corp.  “We will not only roll out the card over the next 12 months to our own members, we anticipate the 100,000 members of GroupCard will immediately become members of EFactor.com.  GroupCard has been very successful in generating member loyalty through a reward system which we believe will also benefit EFactor.com members.”

About EFactor Group Corp.

EFactor Group Corp. (OTCQB: EFCT) has at its core EFactor.com, a niche social network for entrepreneurs. EFactor.com provides its members with the people, tools, marketing and expertise to succeed and make real, trustworthy and lasting connections. At the core of the network lies a strong algorithm that allows members to not only connect with people, but with the right people. In addition, EFactor.com provides knowledge, facilitates preparing for funding and resources to reduce business costs, delivered through a mix of online social networking and offline domestic and international events.

EFactor.com has over one million members in 222 territories across 240 industries. It is incorporated in Nevada and headquartered in San Francisco. For more information, visit http://www.efactor.com

EFactor Group Corp. also has various subsidiary service organizations including a UK communications and public relations agency and a company that delivers matching software for mentees to get matched to the perfect mentor.  For more information about EFactor Group Corp. please visit, http://efactorgroup.com/

The EFactor.com Value – The Entrepreneurs Wingman

EFactor.com is a social network designed to support you as your business grows, along every step of your journey. We'll be there to congratulate you every time you win and will coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for you and your company and offer you the resources and talent that will help you succeed. We are highly motivated everyday people who genuinely care about our team and customers. We cheer each other on and have each other's back. We get to see our ideas come to life every single day. We're entrepreneurs, contributing our expertise to the community.

See our Company Video here:  http://ir.efactorgroup.com/videos/view/4/efactor-video

 Forward-Looking Statements:

Safe Harbor: This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of EFactor Group Corp., to be materially different from the statements made herein.

 Company and Investor Relations

Marion Freijsen – Co-Founder/COO
EFactor Group Corp.
Main: +1 650 380 8280
Email: marion@EFactorgoup.com
EFactor email: http://www.EFactor.com/marion

John Mattio – Investor Relations
EFactor Group Corp.
Main: +1 203 297 3911
Email:  john.mattio@EFactor.com